Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

FIRST QUARTER 2019 RESULTS AND

PLAN TO SEEK DUAL LISTING OF ITS COMMON STOCK

ON THE LONDON STOCK EXCHANGE

HOUSTON – May 8, 2019 - VAALCO Energy, Inc. (NYSE: EGY) today reported operational and financial results for the first quarter 2019.

Highlights and Recent Key Items:

•

Produced 3,496 barrels of oil per day (“BOPD”) net during the first quarter of 2019 which was reduced by approximately 200 BOPD due to a third-party work stoppage on the Floating Production, Storage and Offloading vessel (“FPSO”);

•	Reported Net Income of $6.5 million ($0.10 per diluted share) for the first quarter of 2019;
•	Generated Adjusted EBITDAX of $9.7 million for the first quarter of 2019;
•

Increased working capital from continuing operations, excluding lease liabilities, by $4.1 million during the first quarter 2019, which contributed to the increase in cash and cash equivalents to $46.2 million;

•

Sonangol E.P., as National Concessionaire, has agreed to terminate VAALCO’s obligations in Angola in exchange for a cash payment of $4.5 million from VAALCO and elimination of the receivable from Sonangol P&P; and

•

Initiated a process to pursue a dual listing of its common stock on the London Stock Exchange to position the Company alongside its international peer group and to create greater trading liquidity through access to a broader international institutional investor base.

Net income totaled $6.5 million in the first quarter of 2019 compared with $8.7 million in the same period of 2018, and $10.4 million in the fourth quarter of 2018.  Net income for the first quarter of 2019 was impacted by non-cash benefits and charges of: income of $5.7 million from discontinued operations, net of tax, due to the settlement of outstanding obligations in Angola ($0.09 per diluted share); $3.0 million ($0.05 per diluted share) related to the unrealized loss on crude oil swaps; and an expense of $1.8 million ($0.03 per diluted share) related to deferred income tax.  Adjusting for the net positive impact of these non-cash items totaling $0.9 million, first quarter Adjusted Net Income would have been $5.6 million ($0.09 per diluted share).  First quarter 2019 net income was also impacted by a $1.7 million ($0.03 per diluted share) non-cash charge for Stock Appreciation Rights (“SARs”).  Adjusted EBITDAX totaled $9.7 million in the first quarter of 2019 compared with $14.5 million in the same period of 2018, and $16.9 million in the fourth quarter of 2018.  The average realized price for crude oil in the first quarter of 2019 was $64.17 per barrel, a decrease of 7% from $68.69 per barrel in the first quarter of 2018.  In the fourth quarter of 2018, the average realized price for crude oil was $64.52 per barrel.

Adjusted EBITDAX, Adjusted Net Income and Working Capital from Continuing Operations are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

Cary Bounds, VAALCO’s Chief Executive Officer commented: “We continue to deliver strong results operationally, further enhance our financial position and deliver value to our shareholders.  We are extremely pleased with the Angola settlement agreement, which we believe is fair for both parties and allows us to move forward and focus on our future with an even stronger balance sheet.”

“In the first quarter we generated strong Adjusted EBITDAX of $9.7 million and grew our cash position to $46.2 million.  We have begun buying long lead items for our 2019 drilling program and have signed the contract for the rig to begin drilling in the second half of the year. We have seen commodity prices rebound lately and are excited about the significant long-term opportunities at Etame. We think this is the right time for us to seek a dual listing of our common stock on the London Stock Exchange, which we believe will provide us access to a broader group of international institutional investors and analysts. We have a team with a clearly differentiated African expertise, a strong producing asset with significant upside in Gabon and a clean balance sheet with no debt. The outlook for VAALCO is very promising and we remain poised financially and operationally to deliver profitable growth and add meaningful value for our shareholders.”

Gabon

Average net oil production in the first quarter of 2019 was 3,496 BOPD which was reduced due to a third-party work stoppage on the FPSO utilized to collect and store production from the Etame Marin field reducing average production for the quarter by approximately 200 BOPD.  Had that unexpected interruption not occurred, the Company would have been above the mid-point of its production guidance range. In the first quarter of 2018, average net production was 3,611 BOPD and in the fourth quarter of 2018 it was 3,717 BOPD.

VAALCO and its joint owners are proceeding with executing a development drilling program in 2019. The Company has secured a rig to drill up to three development wells and two appraisal wellbores beginning in the third quarter of 2019 and finishing in the first quarter of 2020. The Company believes that there is significant reserve upside associated with the two appraisal wellbores as they may confirm up to approximately five MMBO of net resources that could be converted into 2P reserves. The Company is forecasting that the cost of the drilling program of $25 million to $30 million will be funded by cash on hand and cash generated from operations.

Angola Settlement

VAALCO and Sonangol E.P., the National Concessionaire, recently finalized and signed a settlement agreement which allows for the termination of VAALCO’s rights, liabilities and outstanding obligations for Block 5 in Angola. The settlement agreement was signed in the first quarter of 2019. The settlement agreement includes a cash payment of $4.5 million from VAALCO and elimination of the receivable from Sonangol P&P. The receivable is related to joint interest billings and was reflected as current assets from discontinued operations at year-end 2018.  The cash payment from VAALCO will become due within 15 days after the execution of an executive decree from the Ministry of Mineral Resources and Petroleum.  As a result, the Company adjusted a previously accrued liability and recognized an after tax non-cash benefit from discontinued operations of $5.7 million in the first quarter of 2019.

Equatorial Guinea

VAALCO has a 31% working interest in Block P, an undeveloped portion of a block offshore Equatorial Guinea. VAALCO is currently awaiting the Equatorial Guinea Ministry of Mines and Hydrocarbons (“EG MMH”) to approve its appointment as operator for Block P.  Compania Nacional de Petroleos de Guinea Equatorial (“GEPetrol”) is the state-owned oil company and one of the joint venture owners in Block P.  GEPetrol was required to introduce a new investor or joint venture owner to the EG MMH by March 28, 2019, and it has fulfilled this requirement.  Upon EG MMH approving the new joint owner, the Contractor group has one year to drill an exploration well.  VAALCO intends to seek a partner on a promoted basis that will cover all or substantially all of the cost to drill an exploratory well.  If the joint venture owners fail to drill an exploration well, VAALCO would lose its interest in the license, and the associated costs would become impaired.  As of March 31, 2019, the Company had $10.0 million recorded for the book value of the undeveloped leasehold costs associated with the Block P license.  VAALCO and its joint venture owners are evaluating the timing and budgeting for development and exploration activities under a development and production area in the block, including the approval of a development and production plan.

Dual Listing on the London Stock Exchange

VAALCO has identified an opportunity to attract greater trading liquidity and shareholder interest by pursuing a Standard Listing on the London Stock Exchange while maintaining its existing listing on the New York Stock Exchange.  A London listing would better position the Company alongside its international peer group, including peers that are focused on West Africa, and may generate increased interest through access to specialist international oil and gas investors and a broader range of equity research analysts.   The Company is dedicated to realizing full value for its business in West Africa and believes this is a prudent step toward enhancing shareholder value. Exploratory work on this additional listing will progress over the next four to six months, and if the Company elects to proceed, the timing of final filing documents will be driven by the availability of financial information at the time the work is complete.

2019 - First Quarter Financial Results

Total oil sales for the first quarter of 2019 were $19.8 million, compared to $27.6 million in the first quarter of 2018.  During the first quarter of 2019, VAALCO sold approximately 297,000 net barrels of oil at an average price of $64.17 compared to approximately 393,000 net barrels at an average price of $68.69 per barrel during the first  quarter of 2018.   During the fourth quarter of 2018, the Company sold approximately 401,000 net barrels of oil at an average price of $64.52 per barrel.    Sales volumes were lower between the periods because sales volumes for the three months ended March 31, 2018 included 95,525 barrels associated with the last lifting in 2017 which was not completed until January 1, 2018.  Net revenues of $6.5 million associated with these net volumes were reported as revenue in 2018 in the three months ended March 31, 2018.  In addition, the fourth quarter of 2018 included multiple liftings in the month of December increasing the sales volumes for that quarter.

In June 2018, VAALCO executed commodity swaps at a Dated Brent weighted average price of $74 per barrel for the period from and including June 2018 through June 2019 for a quantity of approximately 400,000 barrels. As of March 31, 2019, the estimated mark-to-market value of the remaining commodity price swaps for 68,000 barrels in 2019 was an asset of $0.5 million, which is recorded on the “Prepayments and other” line item on the condensed consolidated balance sheet.

On May 6, 2019, the Company entered into commodity swaps at a Dated Brent weighted average of $66.70 per barrel for the period from and including July 2019 through June 2020 for a quantity of 500,000 barrels.  These swaps settle on a monthly basis.

Costs and Expenses

Total production expense, excluding workovers, was $8.1 million, or $27.30 per barrel of oil sales, in the first quarter of 2019, compared to $10.7 million, or $27.17 per barrel of oil sales, in the first quarter of 2018, and $9.6 million, or $23.84 per barrel of oil sales in the fourth quarter of 2018.    First quarter 2019 costs were lower as a result of lower sales volumes.

Depreciation, depletion and amortization (DD&A) expense was $1.6 million, or $5.23 per barrel of oil sales in the three months ended March 31, 2019 compared to $1.1  million, or $2.86 per barrel of oil sales in the comparable period in 2018, and $2.3 million, or $5.75 per barrel of oil sales in the fourth quarter of 2018.  DD&A per barrel increased from 2018 due to the increase in depletable costs associated with the PSC bonus payment paid in 2018.

General and administrative (G&A) expense excluding non-cash stock compensation for the first quarter 2019 was $2.7 million, or $9.15 per barrel of oil sales, as compared to $2.3 million, or $6.14 per barrel of oil sales in the first quarter 2018 and $2.5 million, or $5.82 per barrel of oil sales in the fourth quarter of 2018. General and administrative expense includes $1.7 million, $0.3 million, and $(1.5) million of stock-based compensation expense for the quarters ended March 31, 2019 and 2018 and December  31, 2018, respectively.    Stock-based compensation expense related to SARs was $1.7 million during the three months ended March 31, 2019 as compared to $0.2 million in the comparable 2018 period, and therefore accounted for the bulk of the increase.  Because the Company’s SARs are cash settled, these awards are adjusted to fair value each period, and as a result of the increase in VAALCO’s stock price in 2019, the amount of expense has increased significantly.

Income tax for the first quarter of 2019 was an expense of  $2.8 million compared to an expense of  $4.0 million for the same period in 2018, and an expense of  $11.3 million in the fourth quarter of 2018.    Income tax expense for the three months ended March 31, 2019 includes $1.8 million of deferred tax expense and a current tax provision of $1.0 million.  For the three months ended March 31, 2018, VAALCO had a current provision of $4.0 million and no amounts related to the deferred provision. The decrease in the current provision is primarily attributable to Gabon income taxes which were impacted by the decline in revenues between periods.  With respect to deferred income tax, for periods prior to the three months ended September 30, 2018, the Company had full valuation allowances on its net deferred tax assets, and deferred income tax was zero.

Capital Investments/Balance Sheet

During the three months ended March 31, 2019, VAALCO invested approximately $0.8 million in capital expenditures on a cash basis, primarily for equipment and other.  The Company has commitments for capital expenditures related to the drilling of two development wells and two appraisal well bores at an estimated cost of $20.5 million, net to VAALCO.  The Company is planning to drill these wells and a possible third well in the second half of 2019 and first quarter of 2020.  The third well is subject to approval by the joint venture owners and the government of Gabon.  VAALCO currently expects any capital expenditures made during 2019 will be funded by cash on hand and cash flow from operations.

At the end of the first quarter, VAALCO had Working Capital from Continuing Operations excluding lease liabilities of $33.8 million, and an unrestricted cash balance of $46.2 million.  The unrestricted cash balance included $4.4 million of cash attributable to non-operating joint venture owner advances.

Beginning with the first quarter of 2018, the government of Gabon elected to lift its share of oil (which is reported as current income tax expense)  separately from the Etame Marin joint interest owners.  As a result, Gabon income taxes are now being settled when the government of Gabon lifts its share of production.  Such settlements are expected to occur once or twice per year, depending on production levels.  The government of Gabon took its first lifting of oil since making its election in September 2018.  At March 31, 2019, VAALCO had $4.5 million of foreign taxes payable.

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter financial and operating results May 9, 2019, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (844) 841-1668.  International parties may dial (661) 378-9859.  The confirmation code is 8855286.  This call will also be webcast on VAALCO’s website at www.vaalco.com.  An archived audio replay will be available on VAALCO’s website.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include amounts due in connection with the Company’s withdrawal from Angola, expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, expectations regarding processing facilities, production, sales and financial projections, reserve growth, and other issues related to VAALCO’s exit from Angola.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.  These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, the risk that the negotiations with the government of the Republic of Angola will be unsuccessful, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston, Texas based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the development and exploitation of international oil and natural gas properties. The Company's properties and exploration acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Al Petrie    713-543-3422

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$46,195	$33,360
Restricted cash	788	804
Receivables:
Trade	9,036	11,907
Accounts with joint venture owners, net of allowance of $0.5 million for both periods presented	77	949
Other	1,076	1,398
Crude oil inventory	1,274	785
Prepayments and other	3,580	6,301
Current assets - discontinued operations	—	3,290
Total current assets	62,026	58,794
Oil and natural gas properties and equipment - successful efforts method:
Wells, platforms and other production facilities	409,283	409,487
Work-in-progress	1,130	519
Undeveloped acreage	23,771	23,771
Equipment and other	9,843	9,552
	444,027	443,329
Accumulated depreciation, depletion, amortization and impairment	(391,960)	(390,605)
Net oil and natural gas properties, equipment and other	52,067	52,724
Other noncurrent assets:
Restricted cash	921	920
Value added tax and other receivables, net of allowance of $1.3 million and $2.0 million, respectively	1,444	2,226
Right of use operating lease assets	36,631	—
Deferred tax assets	37,021	40,077
Abandonment funding	11,390	11,571
Total assets	$201,500	$166,312
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,174	$8,083
Accounts with joint venture owners	4,421	304
Accrued liabilities and other	15,158	14,138
Operating lease liabilities	10,334	—
Foreign taxes payable	4,505	3,274
Current liabilities - discontinued operations	4,675	15,245
Total current liabilities	43,267	41,044
Asset retirement obligations	15,014	14,816
Long-term operating lease liabilities	26,297	—
Other long term liabilities	624	625
Total liabilities	85,202	56,485
Commitments and contingencies
Shareholders’ equity:
Preferred stock, none issued, 500,000 shares authorized, $25 par value	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 67,327,997 and 67,167,994 shares issued, 59,711,298 and 59,595,743 shares outstanding, respectively	6,733	6,717
Additional paid-in capital	72,417	72,358
Less treasury stock, 7,616,699 and 7,572,251 shares, respectively, at cost	(37,932)	(37,827)
Retained earnings	75,080	68,579
Total shareholders' equity	116,298	109,827
Total liabilities and shareholders' equity	$201,500	$166,312

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
Revenues:
Oil and natural gas sales	$19,765	$27,645	$27,606
Operating costs and expenses:
Production expense	8,219	10,960	9,157
Exploration expense	—	—	2
Depreciation, depletion and amortization	1,553	1,124	2,307
General and administrative expense	4,439	2,603	976
Bad debt recovery and other	(29)	(56)	(9)
Total operating costs and expenses	14,182	14,631	12,433
Other operating income (expense), net	(37)	24	33
Operating income	5,546	13,038	15,206
Other income (expense):
Derivative instruments gain (loss), net	(1,912)	—	6,300
Interest income (expense), net	187	(354)	128
Other, net	(238)	69	216
Total other expense, net	(1,963)	(285)	6,644
Income from continuing operations before income taxes	3,583	12,753	21,850
Income tax expense	2,753	4,042	11,346
Income from continuing operations	830	8,711	10,504
Income (loss) from discontinued operations, net of tax	5,671	(52)	(80)
Net income	$6,501	$8,659	$10,424

Basic net income (loss) per share:
Income from continuing operations	$0.01	$0.15	$0.17
Income (loss) from discontinued operations, net of tax	0.09	0.00	0.00
Net income per share	$0.10	$0.15	$0.17
Basic weighted average shares outstanding	59,630	58,863	59,547
Diluted net income (loss) per share:
Income from continuing operations	$0.01	$0.15	$0.17
Income (loss) from discontinued operations, net of tax	0.09	0.00	0.00
Net income per share	$0.10	$0.15	$0.17
Diluted weighted average shares outstanding	60,683	58,863	60,445

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,501	$8,659
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	(5,671)	52
Depreciation, depletion and amortization	1,553	1,124
Other amortization	60	60
Deferred taxes	1,742	—
Unrealized foreign exchange gain	(12)	(75)
Stock-based compensation	1,723	314
Derivatives instruments loss	1,912	—
Cash settlements received on matured derivative contracts, net	1,131	—
Bad debt recovery and other	(29)	(56)
Other operating (income) loss, net	37	(24)
Operational expenses associated with equipment and other	(109)	172
Change in operating assets and liabilities:
Trade receivables	2,871	(4,704)
Accounts with joint venture owners	4,986	8,129
Other receivables	311	37
Crude oil inventory	(489)	1,984
Prepayments and other	(202)	(804)
Value added tax and other receivables	738	83
Accounts payable	(3,923)	(1,291)
Foreign taxes payable	1,037	1,849
Accrued liabilities and other	(581)	149
Net cash provided by continuing operating activities	13,586	15,658
Net cash used in discontinued operating activities	(101)	(591)
Net cash provided by operating activities	13,485	15,067
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(788)	(423)
Net cash used in continuing investing activities	(788)	(423)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(788)	(423)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	47	—
Treasury shares	(105)	—
Debt repayment	—	(2,083)
Net cash used in continuing financing activities	(58)	(2,083)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(58)	(2,083)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	12,639	12,561
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	46,655	32,286
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$59,294	$44,847

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018	December 31, 2018
NET SALES DATA:
Oil (MBbls)	297	393	401
Average daily sales volumes (bbls/day)	3,300	4,367	4,359
NET PRODUCTION DATA
Oil (MBbls)	315	325	342
Average daily production volumes (bbls/day)	3,496	3,611	3,717

AVERAGE SALES PRICES:
Oil ($/Bbl)	$64.17	$68.69	$64.52
COSTS AND EXPENSES (PER BOPD OF SALES):
Production expense	$27.67	$27.89	$22.84
Production expense, excluding workovers*	27.30	27.17	23.84
Depreciation, depletion and amortization	5.23	2.86	5.75
General and administrative expense**	14.95	6.62	2.43
Property and equipment expenditures, cash basis (in thousands)	$788	$423	$922

*Workover costs excluded from the three months ended March 31, 2019 and 2018 and December  31, 2018 are $0.1 million, $0.3 million and $ (0.4) million, respectively.

**General and administrative expenses include $5.80,  $0.80 and $ (3.71) barrel of oil of sales of stock-based compensation expense in the three months ended March 31, 2019, and 2018 and December  31, 2018, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents Net Income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Adjusted EBITDAX has significant limitations, including that it does not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX should not be considered as a substitute for Net Income (Loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted EBITDAX Adjusted Income from Continuing Operations and Working Capital from Continuing Operations.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended
Reconciliation of Net income to Adjusted EBITDAX	March 31, 2019	March 31, 2018		December 31, 2018
Net income	$6,501		$8,659		$10,424
Add back:
Impact of discontinued operations	(5,671)		52		80
Interest expense (income), net	(187)		354		(128)
Income tax expense	2,753		4,042		11,346
Depreciation, depletion and amortization	1,553		1,124		2,307
Exploration expense	—		—		2
Non-cash or unusual items:
Stock-based compensation	1,723		314		(1,486)
Unrealized derivative instruments (gain) loss	3,043		—		(5,584)
Equipment recovery (disposal)	37	—	(24)	—	(33)
Bad debt recovery and other	(29)		(56)		(9)
Adjusted EBITDAX	$9,723		$14,465		$16,919

	Three Months Ended
Reconciliation of Net Income to Adjusted Net Income	March 31, 2019	March 31, 2018	December 31, 2018
Net income	$6,501	$8,659	10,424
Adjustment for discrete items:
Discontinued operations, net of tax	(5,671)	52	80
Unrealized derivative instruments (gain) loss	3,043	—	(5,584)
Deferred income tax expense	1,742	—	9,284
Adjusted net income	$5,615	$8,711	$14,204

Reconciliation of changes in working capital from continuing operations	March 31, 2019	December 31, 2018	Change
Current assets	$62,026	$55,504	$6,522
Current liabilities	28,258	25,799	2,459
Working capital from continuing operations (1)	$33,768	$29,705	$4,063

(1)	Excludes current assets and current liabilities attributable to discontinued operations and lease liabilities.